Exhibit 99

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
William F. Oplinger	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile 646-436-4729	Mobile (724) 422-7844

Alcoa Provides EPS Guidance for Third Quarter, 2005

NEW YORK— Sept. 22, 2005 — Alcoa announced today that it expects third quarter 2005 income from continuing operations to be in the range of $0.27 to $0.31 per diluted share.

Lower aluminum prices and higher input costs, particularly for energy and raw materials, had a negative impact in the quarter. Seasonal weakness in Europe and automotive markets also lowered profitability.

“This quarter, we are squeezed between a weaker upstream pricing environment and significantly higher energy and input costs,” said Alain Belda, Chairman and CEO of Alcoa. “We continue to face challenges from escalating costs in energy and raw materials.”

Third Quarter Metal Prices

Aluminum prices on the London Metal Exchange, on a 30-day lagging basis*, fell $80 per metric ton, and there was an additional $40 per metric ton decline in the premium for mid-west delivery. While metal prices have strengthened somewhat recently, that impact will be reflected in the fourth quarter.

Hurricane Rita

The impact of temporary closure of the company’s Point Comfort, Texas alumina refinery and the Lake Charles, LA anode plant as a result of Hurricane Rita is still unknown but will be reflected in third quarter results.

Alcoa will report its third quarter earnings on October 10th after the close of trading on the New York Stock Exchange. In addition, the company will hold its quarterly conference call at 5:00 PM Eastern Time on October 10th to present the results. The meeting will be webcast via alcoa.com. Call information and related details will be available at www.alcoa.com under “Invest.”

*	30-day lag: Reflects the difference in metal prices between the March/April/May period and the June/July/August period.

Forward-Looking Statement

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results of Alcoa to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic and aluminum industry conditions generally, including global supply and demand conditions and prices for primary aluminum, alumina and other products; (b) high energy prices and costs of other raw materials, including caustic soda and resins; (c) integration costs associated with recently acquired facilities in Russia; (d) unfavorable changes in laws or governmental policies or effects of currency exchange rates in the countries in which Alcoa operates; (e) significant legal proceedings or investigations adverse to Alcoa, including environmental, product liability, safety and health and other claims; and (f) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2004, Forms 10-Q for the quarters ended March 31, 2005 and June 30, 2005, and other reports filed with the Securities and Exchange Commission.